EXHIBIT 10.1

MARKETING AGREEMENT

Effective this 14th day of January, 2003 (the “Effective Date”), this Marketing Agreement (the “Agreement”) is entered by, between and among Boat America Corporation, a Virginia corporation with its principal place of business at 884 South Pickett Street, Alexandria, Virginia 22304 (“Boat America”), Boat Owners Association of The United States, a non-stock corporation organized under the laws of the District of Columbia, with its principal place of business at 880 South Pickett Street, Alexandria, Virginia 22304 (the “Association”) and West Marine Products, Inc., a California corporation with its principal place of business at 500 Westridge Drive, Watsonville, California 95076 (“West Marine”).

Recitals

1. The Association is a membership organization for recreational boaters.

2. Boat America markets the Association, and provides a variety of services for recreational boaters, including without limitation towing services and marine insurance.

3. West Marine sells boating equipment and accessories through retail stores (including retail stores that West Marine has purchased this date from Boat America), wholesale outlets, mail order, and one or more World Wide Web sites operated by or on behalf of West Marine.

4. West Marine wishes to license certain trademarks of the Association in connection with goods sold or distributed by West Marine.

5. As a condition of that license, the parties agree to cross-market certain of each other’s goods and services, as more fully described below.

Now, therefore, for good and valuable consideration the receipt and sufficiency of which each party acknowledges, the parties agree as follows:

Terms and Conditions

1. Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

1.1. “Affiliate” means, with respect to any entity, any other entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the specified entity.

1.2. “BoatU.S.” means Boat America, the Association, or both, as the context may require.

1.3. “BoatU.S. Insurance” means marine insurance provided by BoatU.S.

1.4. “BoatU.S. Insurance Marketing Material” means material, whether in printed, digital or any other medium, distributed or displayed by or on behalf of West Marine to market BoatU.S. Insurance.

1.5. “BoatU.S. Member” means an individual who is a member of the Association recognized by the Association in its discretion as satisfying the Association’s standard requirements, including without limitation payment of required dues.

1.6. “BoatU.S. Member Rewards” means the program, marketed by BoatU.S. as of the Effective Date as “Member Rewards,” through which purchases of boating equipment and accessories from or through BoatU.S. earn the purchaser points that the purchaser may apply to obtain discounts on the further purchase of boating equipment and accessories from or through BoatU.S.

1.7. “BoatU.S. Membership” means membership of an individual in the Association.

1.8. “BoatU.S. Membership Enrollment Form” means the written form designated by BoatU.S. for enrollment of individuals as BoatU.S. Members.

1.9. “BoatU.S. Membership Marketing Material” means material, whether in printed, digital or any other medium, distributed or displayed by or on behalf of West Marine to market BoatU.S. or BoatU.S. Membership.

1.10. “BoatU.S. Trademark” means a trademark or service mark identified in Exhibit A to this Agreement.

1.11. “BoatU.S. Web Site” means a World Wide Web site operated by or on behalf of BoatU.S. that markets the Association.

1.12. “High Level Advantage Program” has the meaning as set forth in Section 2.1 below.

1.13. “Intellectual Property” means an original work of authorship protectable under U.S. copyright laws.

1.14. “Licensed Trademark” means any BoatU.S. Trademark or West Marine Trademark licensed to a party under Section 8 below.

1.15. “New BoatU.S. Member” means an individual who, during the term of this Agreement, enrolls as a BoatU.S. Member and who was not a BoatU.S. Member for 12 or more consecutive months immediately preceding that enrollment.

1.16. “West Advantage” means the program, marketed by West Marine as of the Effective Date as “West Advantage” or “West Advantage Program,” through which purchases of boating equipment and accessories from or through West Marine earn the purchaser points that the purchaser may apply to obtain discounts on the further purchase of boating equipment and accessories from or through West Marine.

1.17. “West Advantage Member” means an individual that is enrolled in West Advantage.

1.18. “West Marine Trademark” means a trademark or service mark identified in Exhibit B to this Agreement.

1.19. “West Marine Store” means a physical retail outlet in the United States through which West Marine or any Affiliate of West Marine sells boating equipment or accessories, whether the retail outlet is identified as a BoatU.S. store, a West Marine store, or by any other trademark or service mark owned by or licensed to West Marine or any of its Affiliates.

1.20. “West Marine Web Site” means a World Wide Web site operated by or on behalf of West Marine or any Affiliate of West Marine that markets boating equipment and accessories, or boating-related services, to retail customers.

2. BoatU.S. Memberships.

2.1. High Level Advantage Program.

A. West Marine shall establish a program (the “High Level Advantage Program”) in which the participants are entitled to earn points under West Advantage at a rate at least 1% greater than the rate under which any other West Advantage Member is entitled to earn points. Enrollment in the High Level Advantage Program shall include enrollment as a BoatU.S. Member. Any individual who wishes to enroll in the High Level Advantage Program, and is not a BoatU.S. Member, must enroll as a BoatU.S. Member, and shall be enrolled by West Marine in accordance with Section 2.4 below. Any individual who is or becomes a BoatU.S. Member shall be enrolled immediately by West Marine in the High Level Advantage Program. An individual’s right to participate in the High Level Advantage Program will expire when West Marine has been notified by BoatU.S. of the expiration or termination of his or her BoatU.S. Membership, except that the points earned by that individual while a BoatU.S. Member shall be honored by West Marine for the same length of time as points earned by West Advantage Members. BoatU.S. will be responsible for soliciting renewals of BoatU.S. Memberships and will notify West Marine when any member’s BoatU.S. Membership is not renewed. BoatU.S. Membership shall be featured prominently in all High Level Advantage Program material, including without limitation marketing, enrollment, rewards coupons and online promotions.

B. West Marine shall make the High Level Advantage Program available in all West Marine Stores throughout the term of this Agreement, commencing as soon as practicable after the Effective Date.

C. West Marine shall make available at no additional charge to BoatU.S. Members any benefit offered to other West Advantage Members.

D. Neither West Marine nor any Affiliate of West Marine shall offer any program or benefit that grants discounts on products based on the amount or frequency of purchases that, with respect to such discounts, is as, or more, advantageous than the High Level Advantage Program. Nothing in this Section 2.1.D prohibits (1) wholesale distribution by West Marine’s Affiliate Port Supply, (2) sales to individuals based on volume discounts over limited time periods no greater than 90 days, (3) one-time sales events of less than 15 days duration in any given year, or (4) discounts to boat builders and boat refitters for periods not exceeding 18 months.

E. All points earned by participants in BoatU.S. Member Rewards prior to the Effective Date shall be honored by West Marine based on the same value ascribed by BoatU.S. to those points immediately prior to the Effective Date.

F. West Marine shall track all High Level Advantage Program points, and at reasonable time intervals deliver to all BoatU.S. Members accurate and appropriate reward coupons or point statements.

2.2. BoatU.S. Membership Marketing Materials. West Marine shall produce or procure, and shall maintain at each West Marine Store, a supply of BoatU.S. Membership Marketing Materials that promote BoatU.S. Membership jointly with the High Level Advantage Program. West Marine shall not display or distribute any BoatU.S. Membership Marketing Material that has not been supplied by BoatU.S. or approved by BoatU.S. in writing, such approval not to be unreasonably withheld or denied. West Marine will be responsible for the cost of any BoatU.S. Membership Marketing Materials produced or procured by it pursuant to this Section 2.2. BoatU.S. and West Marine will agree on the content of any BoatU.S. Membership Marketing Materials.

2.3. Marketing Activities. West Marine shall use commercially reasonable efforts to market BoatU.S. Memberships throughout the United States. Without waiving the generality of the foregoing, West Marine shall:

A. Display in each West Marine Store signage promoting BoatU.S. Memberships and maintain a supply of BoatU.S. Membership Enrollment Forms and BoatU.S. Membership Marketing Materials.

B. Keep on duty at each West Marine Store at least one sales associate who is reasonably familiar with and trained to market BoatU.S. Memberships.

C. Display on each West Marine Web Site a version of the BoatU.S. Membership Marketing Materials, in a form mutually approved by the parties in writing, and a hyperlink to the page or pages designated by BoatU.S. on the BoatU.S. Web Site.

2.4. Enrollment. Except as may be otherwise agreed by the parties in writing, West Marine may enroll individuals as BoatU.S. Members only by:

A. Collecting from each individual, and delivering to BoatU.S., a completed BoatU.S. Membership Enrollment Form and the required BoatU.S. Membership dues; or

B. For individuals who wish to enroll online, directing them to the online enrollment form on the BoatU.S. Web Site, accessed directly or through the hyperlink established under Section 2.3.C above. The online enrollment form on the BoatU.S. Web Site will allow individuals to enter a promotion code or otherwise identify that they were directed by West Marine.

2.5. Pricing of BoatU.S. Membership Dues. For 2003, annual BoatU.S. Membership dues for individuals that are enrolled in accordance with Section 2.4 shall be $14.00, while full price BoatU.S. Membership dues shall be $19.00. Thereafter, BoatU.S. shall make available to all individuals that are enrolled in accordance with Section 2.4 above a discount of approximately 25% off of BoatU.S.’s then current, full price BoatU.S. Membership dues.

2.6. Delivery of BoatU.S. Membership Enrollment Forms and Dues.

A. West Marine shall deliver to BoatU.S. the electronic data file, in the form and format specified by BoatU.S., for each BoatU.S. Member enrolled by West Marine, no more than 30 days after completion of that BoatU.S. Member’s BoatU.S. Membership Enrollment Form. The parties will work aggressively to collapse the time frame for data transfer to BoatU.S.

B. West Marine shall not charge BoatU.S. Members any fees or other amounts in connection with BoatU.S. Membership, or for enrollment, participation in or receipt of the benefits of the High Level Advantage Program, except for BoatU.S. Membership dues designated by BoatU.S. No more than 5 business days after the end of each calendar month, West Marine shall deliver to BoatU.S., without deduction, withholding or set-off of any kind, all BoatU.S. Membership dues received or collected from BoatU.S. Members during such month. BoatU.S. and West Marine shall work together reasonably and in good faith to agree in writing on, and implement, any other systems and processes that the parties will use for the transfer of BoatU.S. Membership Enrollment Forms, enrollment data and dues, including without limitation systems and processes designed to more fully automate the exchange of information between the parties related to the enrollment of members.

3. Towing Services.

3.1. Termination of West Marine Towing Services. West Marine and its Affiliates shall cease providing, operating, marketing, endorsing or sponsoring towing services, by West Marine, any Affiliate of West Marine, or any other person or entity, during the term of this Agreement, commencing immediately upon the earlier of (A) 6 months and 1 day from the Effective Date, or (B) the date on which West Marine has the right to comply with that obligation without violation of any agreement or duty to which it is subject. This Section 3.1 will not prohibit West Marine or any Affiliate of West

Marine from providing towing services to individual persons as required to satisfy contractual obligations of West Marine and its Affiliates to those persons that are in effect on the Effective Date.

3.2. Marketing of BoatU.S. Towing Services. During the term of this Agreement, West Marine shall market BoatU.S. and no other person or entity as provider of towing services to West Advantage Members, including without limitation High Level Advantage Members, commencing immediately upon the earlier of (A) 3 years, 6 months and 1 day from the Effective Date, or (B) the date on which West Marine has the right to comply with that obligation without violation of any agreement or duty to which it is subject.

4. BoatU.S. Insurance. West Marine may promote BoatU.S. Insurance in accordance with the following:

4.1. BoatU.S. Insurance Materials. West Marine shall obtain BoatU.S.’s prior written approval of any BoatU.S. Insurance marketing plans or activities. Such approval shall not be unreasonably withheld. If West Marine elects to promote BoatU.S. Insurance, BoatU.S. will supply West Marine with sufficient BoatU.S. Insurance Marketing Materials. West Marine shall not distribute or display BoatU.S. Insurance Marketing Material that has not been supplied or approved by BoatU.S. in writing.

4.2. Toll-Free Number. BoatU.S. shall maintain a toll-free telephone number dedicated to receive inquiries and take BoatU.S. Insurance applications from individuals directed to that telephone number by West Marine.

4.3. World Wide Web Sites. Regardless of whether West Marine elects to promote BoatU.S. Insurance, West Marine shall display on each West Marine Web Site in a reasonably prominent manner a version of the BoatU.S. Insurance Marketing Materials, in a form mutually approved by the parties in writing, and a hyperlink to the page or pages designated by BoatU.S. on the BoatU.S. Web Site.

4.4. Applications. West Marine shall direct individuals that seek to apply for BoatU.S. Insurance to the pages on the BoatU.S. Web Site designated by BoatU.S., the hyperlink on the West Marine Web Site established in accordance with Section 4.3 above, or the toll-free telephone number established in accordance with Section 4.2 above. West Marine shall not take any BoatU.S. Insurance application or collect any fees or charges related to BoatU.S. Insurance.

4.5. Agency; Laws and Regulations. West Marine acknowledges that its role under this Agreement in connection with BoatU.S. Insurance is limited to promotion of BoatU.S. Insurance provided by BoatU.S., and that West Marine is not acting and may not act as an insurance agent or broker with respect to BoatU.S. Insurance. Further, West Marine shall comply with all applicable laws and regulations regarding BoatU.S. Insurance, and agrees that its rights under this Agreement with regard to BoatU.S. Insurance may be discontinued if so required, as determined by BoatU.S. in its sole discretion, under applicable law or regulation.

4.6. Policy Ownership. BoatU.S. will be the agent of record and owner of any and all insurance business produced as a result of or in connection with West Marine’s promotional activities under this Section 4. This Section 4.6 survives expiration or termination of this Agreement for any reason.

5. West Marine Products and Services.

5.1. Marketing by BoatU.S. BoatU.S. shall promote boating equipment and accessories sold or resold by West Marine in West Marine Stores or on the West Marine Web Site. BoatU.S. shall provide, and West Marine shall upon request by BoatU.S. implement one or more hyperlinks from the BoatU.S. Web Site to the pages on the West Marine Web Site through which individuals may purchase goods or services. BoatU.S. shall not display or distribute any material to market boating equipment and accessories sold or resold by West Marine that has not been supplied by West Marine or approved by West Marine in writing.

5.2. West Marine Catalogs. On an annual basis, during the term of this Agreement:

A. West Marine shall make available to BoatU.S. Members, without charge, printed copies of the then current master retail catalog of equipment and accessories for sale by West Marine (the “Catalog”), as specified in this Section 5.2A. West Marine shall mail a Catalog to any BoatU.S. Member that has made a mail order purchase from West Marine if West Marine at that time has mailing information for such BoatU.S. Member. West Marine shall make a reasonably sufficient supply of Catalogs available in all West Marine Stores, but shall not be obligated to order an additional printing of Catalogs if the number of Catalogs originally printed is not sufficient to satisfy all requests; and

B. West Marine shall supply to BoatU.S. without charge a sufficient supply of the Catalogs for BoatU.S. to mail at its own expense to all newly enrolled BoatU.S. Members.

C. In or about January 2003, BoatU.S. will print and mail, at West Marine’s expense, the BoatU.S. Annual Equipment catalog for 2003 to purchasers from BoatU.S. within the past eighteen months and a sufficient additional amount of the BoatU.S. Annual Equipment catalog to supply any other BoatU.S. Members during the course of 2003.

5.3. BoatU.S. Magazine Advertisements. In each edition of BoatU.S.’s bi-monthly BoatU.S. Magazine, West Marine shall place one or more pages of special price advertisements in the Member’s Mart section. West Marine shall pay BoatU.S. for such advertising at BoatU.S.’s then current partnership rates, except that, for 2003, BoatU.S. shall provide West Marine a discounted rate of $7,500 per page.

5.4. Employee Discounts. West Marine shall provide for each employee of BoatU.S., each member of the BoatU.S. Board of Directors, and each member of the BoatU.S. National Advisory Council, a purchase discount at a rate equal to the rate of discount provided to West Marine Store employees.

6. Customer Lists.

6.1. Disclosure. To the extent not prohibited by a current privacy policy, specific contract, or “opt-out” instructions from members or customers, and no later than 30 days after the Effective Date, and on an ongoing basis no less often than monthly thereafter, each party shall supply to the other party the names and mailing addresses of all members and, to the extent in that party’s possession, all prospects and customers, not previously transmitted to the other party. Within 30 days after the Effective Date, and to the extent not already established, each party shall establish a new privacy policy that permits the sharing with the other party of the names and mailing addresses of all future members, customers and prospects except that each party will provide members, customers and prospects the minimum protection required by law, such as an “opt-out” procedure.

6.2. West Marine Mailings. If current privacy policies prevent West Marine from sharing member, customer or prospect information with BoatU.S. under Section 6.1 above, West Marine shall, at reasonable intervals no less than every three months, directly mail to those members, customers and prospects, to the extent such mailing information is in West Marine’s possession, as a mailing from West Marine, materials promoting BoatU.S. Memberships, BoatU.S. Insurance, and other BoatU.S. goods or services, as may be requested by BoatU.S. from time to time. Such materials shall be supplied by BoatU.S., and BoatU.S. shall reimburse West Marine for the mailing charges. West Marine shall have the right to approve any materials distributed by it pursuant to this Section 6.2, such approval not to be unreasonably withheld or denied. BoatU.S. shall have the exclusive right to use any information generated in response to such mailings, by making sales or otherwise, and any sales or other activities resulting from such mailings shall be considered activities of BoatU.S., and shall not be considered marketing by West Marine under this Agreement.

6.3. Limited Use. The intent of this Agreement is for the parties to assist each other in the promotion of their respective core businesses, as further set forth in the Agreement. Accordingly, each party shall limit its use of the other party’s member, customer and prospect information, received under Section 6.1 above, to the marketing of its core businesses (i.e., boating equipment and accessories in the case of West Marine, except that West Marine anticipates and is approved to use the customer lists in regard to its installation, maintenance, and repair business; and insurance, boat finance and other Association services in the case of BoatU.S.). Each party, however, acknowledges and agrees that certain marketing material for a party’s core business (as defined above) may contain incidental sidebars or other incidental portions that reference the party’s other business lines. Distribution of those materials is not a violation of this Section 6.3. Neither party shall disclose the other party’s member, customer or prospect information to any third party, except for the purpose of outsourcing the party’s marketing activities permitted under this Agreement. Notwithstanding anything to the contrary in the foregoing, this Section 6.3 does not impose any limitation on a party’s use or disclosure of information obtained or generated by that party, rather than received under Section 6.1 above.

7. General Marketing Restrictions. Neither party shall make any false or misleading statement regarding or in connection with the other party’s goods or services under this Agreement. Each party agrees that, except as expressly set forth in this Agreement, neither party is the agent of the other, or has any right or authority to bind the other to any obligation.

8. Trademarks and Other Intellectual Property.

8.1. BoatU.S. Trademark Licenses. Subject to West Marine’s performance in all material respects of its obligations in accordance this Agreement:

A. BoatU.S. hereby grants West Marine an exclusive, nontransferable, nonsublicensable (except to Affiliates of West Marine, provided West Marine shall require its Affiliates to comply with the license terms under this Agreement), royalty-free (except as provided in Section 9.1D) license, during the term of this Agreement, in the United States and Canada, to use the BoatU.S. Trademarks in connection with the marketing, sale, distribution, importing and exporting of boating equipment and accessories normally used upon or with recreational boats. Notwithstanding anything to the contrary in the foregoing, the license granted under this Section 8.1.A:

1. Does not include use in connection with the goods or services identified in Exhibit C to this Agreement; and

2. Is nonexclusive with respect to the goods and services identified in Exhibit D to this Agreement, and West Marine agrees further that it shall not make such use absent further written authorization by BoatU.S.

B. BoatU.S. hereby grants West Marine a nonexclusive, nontransferable, nonsublicensable (except to Affiliates of West Marine, provided West Marine shall require its Affiliates to comply with the license terms under this Agreement), royalty-free (except as provided in Section 9.1D) license, during the term of this Agreement, in the United States and Canada, to use the BoatU.S. Trademarks in connection with marketing, in accordance with this Agreement, of BoatU.S. Memberships, the High Level Advantage Program, BoatU.S. Insurance and BoatU.S. towing services.

8.2. West Marine Trademark License. Subject to BoatU.S.’s performance in all material respects of its obligations under this Agreement, West Marine hereby grants BoatU.S. a nonexclusive, nontransferable, nonsublicensable license (except to Affiliates of BoatU.S., provided BoatU.S. shall require its Affiliates to comply with the license terms under this Agreement), during the term of this Agreement, in the United States and Canada, to use the West Marine Trademarks in connection with promoting, in accordance with this Agreement, of the High Level Advantage Program and goods and services sold or distributed by West Marine.

8.3. Trademark License Conditions and Obligations. Each party that is granted a license under Section 8.1 or 8.2 above (the “Licensee”) by the other party (the “Licensor”) agrees to the following conditions:

A. The Licensed Trademarks may not be displayed or distributed in any form, in any printed, digital or other medium, whether affixed or not affixed to a good, without the Licensor’s prior written approval of the form and medium. The Licensor may not unreasonably withhold or delay such approval and will promptly respond to any request for such approval. Any such approval granted for a particular form and medium shall be deemed to constitute the Licensor’s approval of all future uses of the Licensed Trademarks in such form and medium, unless such approval is subsequently revoked in writing upon reasonable prior notice. BoatU.S. hereby approves for purposes of this section the continued display by West Marine of any of the BoatU.S. Trademarks at the stores purchased by West Marine from Boat America in the form and manner in which the BoatU.S. Trademarks were displayed at such stores the time of their purchase;

B. The Licensee acknowledges and agrees that it does not acquire any right, title or interest in any Licensed Trademark by virtue of the licensed use, and any use of a Licensed Trademark by the Licensee inures to the benefit of the Licensor;

C. Neither during the term of this Agreement nor at any time thereafter, may the Licensee, directly, or by assisting any other person or entity, contest or deny the validity or enforceability of any Licensed Trademark, or oppose or seek to cancel Licensor’s registration thereof;

D. The Licensee acknowledges and agrees that any goods it sells or distributes under any Licensed Trademark must conform to quality standards that do not dilute or damage the value of the Licensed Trademark to the Licensor, and, accordingly, agrees to comply with reasonable quality control standards designed to prevent such dilution or damage; and

E. Each Licensee acknowledges and agrees that any Intellectual Property developed or created by it or the Licensor, alone or jointly with each other, solely for the purpose of marketing the Licensor’s goods or services, using the Licensor’s Licensed Trademark, is and will remain the property of the Licensor. The Licensee, on its behalf and on behalf of its employees, contractors and agents, hereby assigns to the Licensor, and at the time of creation assigns to the Licensor without need for further consideration, any and all right, title or interest in or to that Intellectual Property, and further shall execute, and require its employees, contractors and agents to execute, any additional documents necessary to effect that assignment.

8.4. Representations. Each Licensor represents and warrants that:

A. Such Licensor has the right to grant the licenses provided for hereunder in accordance with the terms and conditions hereof, free of any liabilities, charges, liens, pledges, mortgages, restrictions, adverse claims, security interests, rights of others, and encumbrances of any kind (collectively, “encumbrances”), other than encumbrances that will not restrict or interfere in any material respect with the exercise by Licensee of the rights granted to Licensee hereunder; and

B. Except as described on Schedule A, there is no claim, action, proceeding or other litigation pending or, to the knowledge of such Licensor, threatened with respect to such Licensor’s ownership of any of its Licensed Trademarks or which, if adversely determined, would restrict or otherwise interfere in any material respect with the exercise by Licensee of the rights purported to be granted to Licensee hereunder.

9. Fees and Expenses.

9.1. BoatU.S. Membership Marketing.

A. Rollout Fee. BoatU.S. shall pay West Marine the one-time fee of $220,000 upon successful rollout of the High Level Advantage Program and the program for marketing of BoatU.S. Memberships by West Marine. Successful roll-out means that all of the following have been completed:

1. Signage and BoatU.S. Membership Marketing Materials have been placed and are available in each West Marine Store in accordance with Section 2.3 above;

2. All processes and systems are ready for production in accordance with Section 2.6 above;

3. West Marine has implemented the High Level Advantage Program in accordance with Section 2.1 above; and

4. West Marine has implemented a training program for sales associates in stores in accordance with Section 2.3 above.

B. Marketing Fee.

1. For each Contract Year during the term of this Agreement, commencing with the Contract Year beginning in 2003, BoatU.S. shall pay West Marine a marketing fee of (A) $100,000 if West Marine enrolls during the Contract Year at least the number of New BoatU.S. Members set forth in the table below (for each Contract Year, the “Annual Goal”), plus (B) $5.00 for each New BoatU.S. Member enrolled by West Marine in that Contract Year in excess of the Annual Goal in the Contract Year, as follows:

Annual Goals

Contract Year beginning in	New BoatU.S. Members
2003	35,000
2004	40,000
2005 and each successive year	45,000

For a purposes of this Section 9, a “Contract Year” means a period of 365 or 366 days, as appropriate, beginning on the Effective Date or any anniversary of the Effective Date and ending on the day prior to the next anniversary of the Effective Date, except that the last Contract Year shall end on the tenth anniversary of the Effective Date.

2. For purposes of this Section 9.1 and any other provision that requires calculation of the number of New BoatU.S. Members, a New BoatU.S. Member is considered enrolled by West Marine only if (A) the New BoatU.S. Member delivers the required BoatU.S. Membership dues to West Marine, and West Marine submits to BoatU.S. the complete data for the New BoatU.S. Member in accordance with Section 2.6 above, along with the required BoatU.S. Membership dues, or (2) the New BoatU.S. Member completes BoatU.S.’s online enrollment form on the BoatU.S. Web Site accessed through the hyperlink established in accordance with Section 2.3.C above and pays the required BoatU.S. Membership dues to BoatU.S.

3. Beginning with the Contract Year beginning in 2004, and for each Contract Year thereafter, the amount of the marketing fee payable in accordance with this Section 9.1B will be increased by the percentage increase, if any, in the initial full price BoatU.S. Membership dues per BoatU.S. Member charged by BoatU.S. for the calendar year in which such Contract Year begins from the amount of such dues charged in the prior calendar year.

C. Sales Associate Fee. BoatU.S. shall pay West Marine $2 for each New BoatU.S. Member enrolled by a sales associate at any West Marine Store (regardless of how the store is identified or branded). A New BoatU.S. Member is considered enrolled by a West Marine sales associate only if, with the assistance of a West Marine sales associate, the New BoatU.S. Member completes a BoatU.S. Membership Enrollment Form supplied by BoatU.S. to West Marine and submits it to West Marine at a West Marine Store, together with the required BoatU.S. Membership dues. BoatU.S. shall have no obligation to pay any amount to any sales associate or other employee, contractor, representative or agent of West Marine, and West Marine shall defend, indemnify and hold harmless BoatU.S. and its Affiliates, shareholders, directors, officers, employees, agents and representatives from any claim for any compensation by any employee, contractor, representative or agent of West Marine in connection with the subject matter of this Agreement.

D. Trademark Royalty. If, in any Contract Year, West Marine fails to enroll the number of New BoatU.S. Members required to satisfy the Annual Goal for that Contract Year, then West Marine shall pay BoatU.S. a royalty for the trademark licenses granted in Section 8.1 above. The royalty shall be payable notwithstanding the level or amount of use of the Licensed Trademark by West Marine. The amount of royalty will be based on the percentage difference between the Annual Goal for that Contract Year and the number of New BoatU.S. Members enrolled by West Marine in that Contract Year, as follows:

Percentage Below Annual Goal	Royalty
0-15%	$100,000
16-25%	$200,000
26-60%	$300,000
More than 60%	$1,000,000

If West Marine terminates this Agreement pursuant to Section 15.2 as a result of a material breach by BoatU.S., West Marine shall not be required to pay any royalty under this Section 9.1D for the Contract Year in which the Agreement is terminated.

If BoatU.S. terminates this Agreement pursuant to Section 15.2 as a result of a material breach by West Marine, West Marine will continue to pay the applicable royalty under this Section 9.1D for the Contract Year in which the Agreement is terminated and will pay the $1,000,000 royalty under this Section 9.1D for each subsequent Contract Year during the remainder of the 10-year term contemplated by Section 15.1.

9.2. BoatU.S. Insurance Marketing.

A. BoatU.S. shall pay a base marketing fee to West Marine, equal to 7.5% of any new policy premium, and 3.75% of any subsequent renewal policy premium, received from any individual on a BoatU.S. Insurance policy for which the individual applied (1) through the online application on the BoatU.S. Web Site, accessed through the hyperlink on the West Marine Web site established in accordance with Section 4.3 above, or (2) the toll-free telephone number implemented in accordance with Section 4.2 above.

B. Beginning with the Contract Year beginning in 2004, and for each Contract Year thereafter, the marketing fee under Section 9.2.A will be increased or decreased by the rate of increase or decrease (if any) during the calendar year in which such Contract Year begins from the prior calendar year in the total amount of contract management fees received by BoatU.S. from the insurance companies underwriting BoatU.S. Insurance. For each year, the increase or decrease shall be based on the base marketing fee rate set forth in Section 9.2.A above.

C. For each Contract Year, beginning with the Contract Year beginning in 2004, the marketing fee under this Section 9.2 will be increased by a proportionate share of the total underwriting bonuses (if any) received by BoatU.S. for the calendar year in which such Contract Year begins from the companies underwriting BoatU.S. Insurance. The share received by West Marine for any Contract Year will be based on the percentage calculated as (A) the new and renewal BoatU.S. Insurance premiums received by BoatU.S. during the calendar year prior to such Contract Year for BoatU.S. Insurance policies or renewals issued on applications submitted through (1) the toll-free telephone number implemented in accordance with Section 4.2, or (2) the online application on the BoatU.S. Web Site accessed through the hyperlink established in accordance with Section 4.3 above, divided by (B) the sum of all new and renewal BoatU.S. Insurance premiums received by BoatU.S. during the calendar year prior to such Contract Year.

D. Adjustments in marketing fees required under Sections 9.2.B and 9.2.C above shall be made by Boat America based on its contracts with the applicable underwriters and information exchanged by Boat America with those underwriters. West Marine acknowledges the proprietary nature of those contracts and data, and agrees that it will not have any right to review the contracts, data or other associated information. If West Marine so requests within 45 days after the end of any calendar year, Boat America shall have its independent auditors review and attest to the accuracy of the adjustments to the marketing fees required under Sections 9.2.B and 9.2.C above based on the management fees and premiums received by BoatU.S. for such calendar year. Boat America shall furnish to its independent auditors all data or information necessary to permit them to verify the adjustments, but shall not be required to disclose the underlying data or information to West Marine.

9.3. West Marine Equipment and Accessories. West Marine shall pay Boat America a commission of 3% of gross revenue received by West Marine based on any sale of boating equipment or accessories through the West Marine Web Site by a customer that accessed the West Marine Web Site through the hyperlink from the BoatU.S. Web Site established in accordance with Section 5.1 above. For purposes of this Section 9.3, “gross revenue” means the dollar amount actually billed by West Marine for boating equipment or accessories sold to a customer described in this Section 9.3, exclusive of transportation and packaging costs, insurance, duties, taxes, and other governmental charges, but including all commercial, trade, cash, and other discounts actually granted by West Marine.

9.4. Accounting Procedures and Payment.

A. The Rollout Fee pursuant to Section 9.1A will be paid within five days after the completion of items 1 through 4 of Section 9.1A.

B. The Marketing Fee pursuant to Section 9.1B.1(A) for each Contract Year will be paid within 30 days after the end of the calendar month during the Contract Year in which the Annual Goal for the Contract Year is achieved. Additional Marketing Fees pursuant to Section 9.1B.1(B) will be paid, if applicable, within 30 days after the end of each subsequent calendar month based on New BoatU.S. Members enrolled through the end of such calendar month.

C. The Sales Associate Fees pursuant to Section 9.1C will be paid within 30 days of the end of each calendar month for New BoatU.S. Members enrolled during such calendar month.

D. The Trade Mark Royalty pursuant to Section 9.1D will be calculated within 30 days of the close of each Contract Year and will be due within 15 days from the close of the calendar month in which it is calculated (if applicable).

E. BoatU.S. Insurance Marketing fees pursuant to Section 9.2A will be paid within 30 days of the close of each calendar month with respect to premiums received during such calendar month.

F. The increase in BoatU.S. Insurance Marketing fees pursuant to Section 9.2C will be due (if any) within 30 days of receipt by BoatU.S. of an underwriting bonus that triggers the increase provided for in Section 9.2C.

G. West Marine Equipment and Accessories fees pursuant to Section 9.3 shall be paid within 30 days after the close of each calendar month for revenues received during such calendar month.

Each settlement for items in Section 9.4A-G will be accompanied by mutually agreeable reports that will detail the payment being rendered. Each party shall maintain accurate records with respect to the calculation of all payments due under this Agreement. Except as provided in Section 9.2D, either party may, upon no fewer than five days’ prior written notice to the other party and no more often than twice during any calendar year, cause its independent accountants to inspect the records of the other party reasonably related to the calculation of any such payments.

9.5. Payments; Taxes and Other Expenses. All fees, charges and other amounts payable by one party (the “Billable Party”) to another party (the “Billing Party”) under this Agreement shall be due and payable within the period specified in this Agreement or, if not specified, within 30 days of the date on which the obligation of the Billable Party to pay the Billing Party accrues. Late payments will bear interest at the lesser rate of one percent (1%) per month or the maximum rate permitted by law on any unpaid amount due to the Billing Party for each month (or fraction thereof) that such amount remains unpaid. The Billable Party shall be responsible for all taxes and duties based upon amounts payable to the Billing Party hereunder (exclusive of taxes based upon the net income of the Billing Party). Each party (the “Selling Party”) shall indemnify and hold the other party harmless from any taxes or duties based on sale or distribution of the Selling Party’s goods or services. Except as otherwise set forth expressly in this Agreement, each party bears its own expenses and costs for performance and any other activities in connection with this Agreement.

10. Exclusivity. West Marine agrees that during the term of this Agreement neither it, nor any Affiliate of West Marine, shall provide, operate, market or endorse, nor suggest any affiliation, sponsorship or endorsement of, any recreational boating association or membership organization that has as a significant part of its activities the providing to recreational boaters of goods, services, representation or consumer advocacy. Nothing in this Section 10, however, limits West Marine’s right to endorse or sponsor — as long as it does not provide or, operate — any nonprofit association or organization that (A) has as its primary purpose representation or consumer advocacy for sailing, fishing, or environmental protection, or is a trade association for companies in the marine industry; (B) does not provide representation or consumer advocacy for recreational boating except as necessarily part of sailing, fishing or environmental protection, or on behalf of companies as part of a marine industry trade association; and (C) does not provide, operate or market towing services.

11. Confidentiality.

11.1. Confidential Information Defined. As used in this Agreement, “Confidential Information” means any and all information labeled as “confidential” or “proprietary” by the disclosing party (the “Disclosing Party”) to the other party (the “Recipient Party”) and other valuable information and materials (whether or not so labeled), including (A) matters of a technical nature such as trade secret processes or devices, data formulas, inventions, patented processes and specifications, (B) matters of a business nature such as information about costs, profits, pricing policies, markets, sales, suppliers, customer lists, employees, product plans and marketing plans or strategies, (C) other information of a similar nature not generally disclosed by a party to the public or to third parties, and (D) confidential information of a party’s customers or third parties disclosed to such party under a nondisclosure agreement.

11.2. Obligations. During the term of this Agreement, either party may disclose or make available Confidential Information to the other party. The Recipient Party agrees that it shall (A) maintain in confidence all of the Disclosing Party’s Confidential Information, (B) not use the Disclosing Party’s Confidential Information for any purpose other than that for which it is disclosed or as contemplated herein and (C) not disclose any of the Disclosing Party’s Confidential Information to anyone except (1) the Recipient Party’s employees authorized to receive it, (2) third parties to whom such disclosure is specifically authorized in writing by the Disclosing Party, (3) contractors under substantially similar obligations of nondisclosure, or (4) pursuant to legal process which is or would be readily convertible to compulsory process; provided that the Recipient Party shall use reasonable efforts to inform the Disclosing Party of any such legal process (to the extent such notice is lawful) prior to disclosing any Confidential Information so that the Disclosing Party may seek to quash such legal process.

11.3. Exceptions. The foregoing shall not prevent a Recipient Party from disclosing Confidential Information (A) intended by the Disclosing Party for disclosure to third parties in connection with the advancement of the strategic marketing alliance formed by this Agreement, (B) known by the Recipient Party other than through the Disclosing Party, without imposition of an obligation of confidentiality, (C) publicly known or which becomes publicly known through no unauthorized act of the Recipient Party, (D) that is rightfully received from a third-party without imposition of a duty of nondisclosure, (E) independently and lawfully developed by the Recipient Party without use of the Disclosing Party’s Confidential Information, (F) is approved in writing by the Disclosing Party for disclosure, or (G) that is required to be disclosed pursuant law or regulation so long as the Recipient Party provides the Disclosing Party with prompt written notice of such requirement (to the extent such notice is lawful) prior to any such disclosure.

11.4. Termination and Return. Upon the termination of this Agreement, or upon request of a Disclosing Party, the Recipient Party shall promptly return all tangible

Confidential Information of the Disclosing Party, and shall certify in writing to the Disclosing Party that all Confidential Information provided to it in tangible or electronic form (including all copies thereof) has been either returned to the Disclosing Party or destroyed.

12. Representations and Warranties.

12.1. BoatU.S. Representations and Warranties. Boat America and the Association each represent and warrant that:

A. Boat America is a corporation validly existing and in good standing under the laws of the Commonwealth of Virginia, and the Association is a corporation validly existing and in good standing under the laws of the District of Columbia, each with full legal power and authority to enter into and perform all of its obligations under this Agreement;

B. Execution, delivery and performance of this Agreement by Boat America and the Association have been duly and validly authorized by all required corporate or company actions or proceedings, and this Agreement constitutes a valid and binding obligation of each of them; and

C. Neither is subject to any charter, applicable law, regulation or regulatory rule, agreement, instrument, duty, license, franchise, permit, order, writ, injunction or decree which is or will be breached or violated by its execution, delivery or performance of this Agreement; and

D. The Association and Boat America have the right to grant the licenses under Section 8.1, and to the best of their knowledge use of the BoatU.S. Trademarks in accordance with that license will not infringe any third party trademark right in the United States or Canada.

12.2. West Marine Representations and Warranties. West Marine represents and warrants that:

A. It is a corporation validly existing and in good standing under the laws of the State of California, with full legal power and authority to enter into and perform all of its obligations under this Agreement;

B. Its execution, delivery and performance of this Agreement have been duly and validly authorized by all required corporate or company actions or proceedings, and this Agreement constitutes a valid and binding obligation of it;

C. West Marine is not subject to any charter, applicable law, regulation or regulatory rule, agreement, instrument, duty, license, franchise, permit, order, writ, injunction or decree which is or will be breached or violated by its execution, delivery or performance of this Agreement; and

D. West Marine has the right to grant the license under Section 8.2 above, and to the best of West Marine’s knowledge use of the West Marine Trademarks under that license will not infringe any third party trademark right in the United States or Canada.

12.3. Exclusions. THE WARRANTIES SPECIFIED IN SECTIONS 8.4, 12.1 AND 12.2 ARE THE SOLE WARRANTIES MADE BY ANY PARTY IN CONNECTION WITH THE SUBJECT MATTER OF THIS AGREEMENT, AND ARE MADE TO AND FOR THE BENEFIT OF THE OTHER PARTY ONLY. NEITHER PARTY MAKES ANY OTHER WARRANTY OF ANY KIND WHATSOEVER, WHETHER EXPRESS, IMPLIED, STATUTORY, OR ARISING FROM COURSE OF DEALING OR PERFORMANCE, AND HEREBY DISCLAIMS AND EXCLUDES FROM THIS AGREEMENT ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OR NONINTERFERENCE WITH DATA.

13. Indemnification.

13.1. Mutual Obligations. Each party (the “Indemnifying Party”) agrees to defend, indemnify and hold harmless the other party, and each of its employees, agents, customers, officers, directors, shareholders (each and collectively, the “Indemnitee”) from and against any claim, suit, demand, or action, including without limitation reasonable attorneys fees (each a “Claim”), arising from:

A. The Indemnifying Party’s breach of any representation or warranty made by it in Section 12.1 or 12.2 (as applicable) or Section 8.4;

B. The Indemnifying Party’s failure to perform any material obligation under this Agreement; or

C. The Indemnifying Party’s violation of its privacy policies; or

D. The Indemnifying Party’s goods or services, even if marketed under this Agreement by the Indemnified Party.

13.2. West Marine Obligations. West Marine agrees to defend, indemnify and hold harmless BoatU.S., and each of its employees, agents, customers, officers, directors and shareholders (each an Indemnitee as defined above) from and against (a) any Claim arising or allegedly arising in connection with termination or modification of West Marine’s relationship with a third party to comply with, or as contemplated by, this Agreement, and (b) any Claim by Western Marine based on alleged infringement of the Western Marine trademarks as a result of use of the West Marine Trademarks in accordance with this Agreement.

13.3. Procedures. Any Indemnitee seeking to be defended, indemnified or held harmless under Section 13.1 or 13.2 (as applicable) or under the other indemnification rights expressly provided in this Agreement must (A) give the Indemnifying Party prompt notice of the Claim; (B) cooperate reasonably in defense of the Claim; and (C) allow the Indemnifying Party sole control of the defense, provided that the Indemnitee may participate in the defense, at its own expense, and the Indemnifying Party may not consent to any agreement, order or relief that imposes any obligation on the Indemnitee, without the Indemnitee’s consent, which will not be withheld or delayed unreasonably.

14. Liability. EXCEPT IN THE EVENT OF UNAUTHORIZED USE OF THE OTHER PARTY’S CONFIDENTIAL INFORMATION OR INTELLECTUAL PROPERTY, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, EXEMPLARY, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION LOST PROFITS OR OTHER ECONOMIC LOSS, LOST REIMBURSEMENTS, AND LOST DATA, OR FOR ANY CLAIM BY ANY THIRD PARTY (EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT), EVEN IF THE BREACHING PARTY HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR CLAIM. Notwithstanding the foregoing, the parties agree that any amounts paid by a party as damages to a third party pursuant to a third-party claim against which the other party is required to provide indemnification under this Agreement (including amounts paid as lost profits or other consequential or special damages and amounts paid as indirect, exemplary, or punitive damages) shall not be subject to the limitation in this Section 14.

15. Term and Termination.

15.1. Term. This Agreement commences on the Effective Date, and terminates on the date 10 years after the Effective Date.

15.2. Termination for Breach. Notwithstanding Section 15.1, either party (the “Terminating Party”) may terminate this Agreement for breach if the other party fails to cure a material breach more than 30 days after delivery by the Terminating Party of notice stating the intent to terminate and reasonably describing the breach. In the event of termination of this Agreement by either party for material breach by the other party, the terminating party shall be entitled to pursue all other remedies available at law or equity.

15.3. Effect of Expiration or Termination. All licenses to any Licensed Trademark granted under this Agreement, and any authorization of one party to promote or market goods or services of the other party, immediately terminate upon expiration or termination of this Agreement, subject to Section 15.5. The following provision survive expiration or termination: Sections 4.6, 8.3.B, 8.3.C, 8.3.E, 9.1.D, 11, 12.3, 13, 14, 15.4 and 16, any payment obligation incurred prior to expiration or termination, and such other provisions that by their terms are intended to survive expiration or termination.

15.4. Transition.

A. The licenses granted to West Marine by BoatU.S. for any Licensed Trademarks shall survive the expiration or termination of this Agreement for so long thereafter as is necessary:

1. To allow West Marine and its Affiliates to comply with the terms of any lease assigned to West Marine by Boat America or any lease that remains subject to the Management Agreement between West Marine and Boat America the terms of which require that the lessee operate under any Licensed Trademark;

2. To allow West Marine and its Affiliates to sell any private label products bearing any of the applicable Licensed Trademarks that were ordered prior to the termination of this Agreement and to use any supplies bearing any of the applicable Licensed Trademarks that were on hand prior to the termination of this Agreement; and

3. To allow West Marine and its Affiliates a reasonable amount of time to remove the applicable Licensed Trademarks from West Marine’s premises and property.

B. Except in the event of termination for breach by BoatU.S., the licenses granted to Boat U.S. by West Marine for any Licensed Trademarks shall survive the expiration or termination of this Agreement for so long thereafter as is necessary to allow BoatU.S. and its Affiliates a reasonable amount of time to remove the applicable Licensed Trademarks from BoatU.S.’s materials.

C. Notwithstanding Sections 15.3.A or B above, the licenses granted for any Licensed Trademarks shall not survive the expiration or termination of this Agreement for more than twelve months.

16. Miscellaneous.

16.1. BoatU.S. Online Store. The parties agree to Exhibit E with respect to the BoatU.S. Online Store, as defined therein.

16.2. Publicity. The parties agree to publish one or more press releases describing the marketing affiliation under this Agreement, subject to mutual written agreement by the parties, which may not be unreasonably withheld or delayed. Except as otherwise set forth in this Agreement, neither party may issue any press release or public pronouncement regarding this Agreement or its subject matter except (A) by mutual written agreement, which may not be unreasonably withheld or delayed, or (B) as required by law or regulation.

16.3. Technological Change. The parties acknowledge that technological change during the term of this Agreement may render references to the World Wide Web incomplete or obsolete, and that references to the World Wide Web or related technology, such as a “hyperlink,” “World Wide Web page” or “World Wide Web site,” are intended to apply to the then current form of technology widely used by consumers in the United States for online or digital marketing and shopping. Accordingly, the parties agree from time to time to confer and revise the provisions of this Agreement to apply to new forms of technology used in the United States for marketing and shopping, and that any marketing obligation under this Agreement shall be deemed to apply to, and be reasonably adapted to, such new forms.

16.4. Independent Contractors. Each party is an independent contractor of the other under this Agreement. This Agreement is not intended to create any other relationship between the parties, including without limitation any employment, agency, partnership, joint venture or fiduciary relationship.

16.5. Subcontracting. A party may subcontract its obligations under this Agreement, provided that the party remains fully liable for performance of those obligations, and any other acts or omissions of its subcontractor, and the subcontractor must agree in writing to comply in substance and effect with any and all applicable obligations under this Agreement.

16.6. Assignment. This Agreement binds and inures to the benefit of each party’s permitted successors and assigns. Neither party may assign this Agreement without the express written consent of the other, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, a party may assign this Agreement to (A) any of its Affiliates, (B) any entity that acquires all of the outstanding capital stock in, or all or substantially all of the assets of, that party, or (C) the surviving entity in a merger of that party with another entity.

16.7. Force Majeure. Neither party is liable for delays and failures in performing under this Agreement that result from any cause beyond the reasonable control of the party.

16.8. Notice. All notices required to be given in writing must be sent by overnight delivery service with reasonable package tracking capabilities or facsimile to the name and address or number designated in this section below, or to such other address or numbers that the parties may designate by written notice. Notice is deemed effective on the day after delivery to the overnight carrier, or if faxed, upon the sender’s receipt of confirmation that facsimile transmission occurred. Notices may also be made in person, and shall be deemed effective upon delivery.

Notice to BoatU.S.: At the address identified in the preamble above, “Attn: Chief Executive Officer”.

Notice to West Marine: At the address identified in the preamble above, “Attn: Chief Executive Officer”, with a copy to the address identified in the preamble above, “Attn: General Counsel”.

16.9. Choice of Law and Forum. This Agreement is governed by and construed in accordance with the laws of the Commonwealth of Virginia, United States of America, exclusive of its choice of law rules.

16.10. Attorneys’ Fees. Any party that prevails in an action or counterclaim filed by it to enforce this Agreement is entitled to payment of its reasonable attorneys’ fees and costs.

16.11. Headings. The headings, titles, subheadings and other similar designations for the sections, subsections and exhibits of this Agreement are for convenience only and shall not be deemed to be a part of this Agreement.

16.12. Severability. If any provision of this Agreement is declared invalid, the other provisions remain in full force and effect, and this Agreement is deemed to be amended to replace, to the extent legally possible, the rights and obligations contained in the invalid provision. The invalidity of any provision is not a failure of consideration.

16.13. Waiver. Any failure or delay in exercising, or any single or partial exercise of, any right or remedy by either party hereto may not be deemed a waiver of any further, prior, or future right or remedy hereunder.

16.14. Entire Agreement. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements, statements and representations, oral or written, between the parties relating to the subject matter of the Agreement. Each exhibit referenced in this Agreement is incorporated into this Agreement.

ACCEPTED AND AGREED TO BY BOAT AMERICA CORPORATION	ACCEPTED AND AGREED TO BY WEST MARINE PRODUCTS, INC.

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

ACCEPTED AND AGREED TO BY BOAT OWNERS ASSOCIATION OF THE UNITED STATES

By:
Name:
Title:
Date:

EXHIBIT A TO MARKETING AGREEMENT

DATED JANUARY 14, 2003

BOATU.S. TRADEMARKS

1.	The word mark BOATU.S.

2.

EXHIBIT B TO MARKETING AGREEMENT

DATED JANUARY 14, 2003

WEST MARINE TRADEMARKS

1.	WEST MARINE trademark

2.	“WE MAKE BOATING MORE FUN” trademark

3.

EXHIBIT C TO MARKETING AGREEMENT

DATED JANUARY 14, 2003

EXCLUDED USES OF BOATU.S. TRADEMARKS

1.	Boats or engines, other than dinghies and outboard motors less than 25hp.

2.	Docks, lifts or railways.

3.	Boat signage or graphics.

4.	Publishing.

5.	Manufacturing.

6.	Construction.

7.	Services of any kind (except as may be mutually excluded from this list by further written agreement of the parties from time to time in the future), including but not limited to: insurance, warranties or extended service contracts; any insurance claim replacement service; repair or maintenance; finance, credit or financial services; travel, hotels, reservations or concierge services; medical advise, assistance or evacuation; charter or rental; towing or salvage; transportation; legal services; marine architecture, design or marine surveying; appraisal or investigation; consumer protection; education, training, instruction or licensing; marina, boat yard or boat club services; government or environmental affairs or advocacy, weather services, arbitration or mediation service, environmental protection programs or services, boat valuation or buying services, or boat launch ramp locator services, but excluding services that are directly related and necessary to the sale of boating equipment and accessories normally used upon or with recreational boats, such as repair of defective products, delivery of purchased products, and other normal customer service functions related to the sale of those products.

8.	Sponsorships; donations; tournaments; sporting events; industry affiliations; sweepstakes or contests; advertising or marketing affiliations; boat operation and safety training or certification; classifieds or other advertising; clubs of any type; EPIRB rental; FCC radio MMSI registration; sail making; rigging shop, inflatable or electronic repairs; cartography; boat location tracking systems; provided that West Marine may use the BoatU.S. Trademarks in connection with sponsorships, tournaments, and contests, with the prior written consent of BoatU.S., which will not be withheld or delayed unreasonably.

9.	Any universal resource locator (i.e., “URL”), or other Internet or online address or identifier, or telephone number (each an “Address”), containing the letter combination “BOATUS” or any confusingly similar letter combination. Further, West Marine may not distribute any press releases or other statement or material, in printed, digital or any other medium, suggesting that any Web or other online site, or telephone number, containing the Address “BOATUS” or any confusingly similar Address, is affiliated with West Marine or its Affiliate. Notwithstanding the foregoing, the parties agree, for the term of this Agreement, to the specifically approved use, hosting and maintenance of the “BoatU.S. Online Store” as more fully described in Exhibit E.

EXHIBIT D TO MARKETING AGREEMENT

DATED JANUARY 14, 2003

NONEXCLUSIVE USES OF BOATU.S. TRADEMARKS

1.	Hats, flags, jackets, shirts and other garments, pencils, pens, key chains, coffee mugs, greeting cards, postcards and other goods distributed by Boat or on behalf of BoatU.S. to promote the Association.

2.	Promotion in accordance with this Agreement of goods or services sold or distributed by West Marine.

EXHIBIT E TO MARKETING AGREEMENT

DATED JANUARY 14, 2003

BoatU.S. Online Store

This Exhibit E concerns the BoatU.S. Online Store. “BoatU.S. Online Store” as used in this Exhibit E refers to those web pages of the BoatU.S. Web Site that are principally devoted to the sale of boating equipment and accessories, specifically identified as such, and whose design and use is approved in writing by BoatU.S. For purposes of clarification, the parties agree that, as of the Effective Date, the BoatU.S. Online Store is identified by the URL (i.e., universal resource locator) http://www.boatus-store.com/MC-Online. During the term of this Agreement, West Marine will enjoy the use of the BoatU.S. Online Store, subject to the following:

A.	West Marine will control all boating equipment content and the transaction engine for such sales (registration, checkout, credit card collection, account look-up and confirmation) on the BoatU.S. Online Store pages. BoatU.S. will control all of the non-equipment content, presentation and graphic look of the BoatU.S. Online Store pages.

A.1	BoatU.S. controls the content of the top of the pages “Headers”, the bottom of the pages “Footers” and on the “Homepage” of the BoatU.S. Online Store, the BoatU.S. Electronics Store and any future Boat U.S. specialty stores, the right hand Features Column

A.2	West Marine controls the content of the left hand Navigation Bar on all pages, the interior middle of the Homepages listed in A.1 above, and all of the space above the footers and below the headers on all other pages.

B.	West Marine will own all sales of boating equipment through the BoatU.S. Online Store and for all such sales pay a marketing fee to BoatU.S. as described in 9.3 of this Marketing Agreement. BoatU.S. will own the sales of any other goods or services sold through the BoatU.S. Online Store.

C.	The hosting and maintenance of the BoatU.S. Online Store is a joint responsibility. While BoatU.S. retains ownership and overall control of the site, nothing in this agreement prohibits mutual or single site hosting and maintenance. The parties agree to work together to host and maintain the site for reasonable commerce and to their mutual benefit. Each party is responsible for the maintenance of their respective content space and will pay the proportionate costs driven by the volume of content located on the site. The parties will share all traffic, registration, and log files of the BoatU.S. Online Store regardless of the hosting architecture. Whoever is hosting the site will promptly make requested changes with fair consideration to the commercial impact of the requested change on the requesting party. The parties will work together reasonably and in good faith to agree on a further written agreement, or amendment of this Agreement, further specifying their respective operational and other obligations with respect to the BoatU.S. Online Store, including without limitation hosting, maintenance, back-end systems, performance, a privacy policy and any further required legal or regulatory compliance.

D.	BoatU.S. retains responsibility for e-mail promotion to shoppers, registrants and visitors to the BoatU.S. Online Store. BoatU.S. will e-mail product promotions as provided by West Marine, or permit West Marine under the BoatU.S. Online Store trademark, to send up to one e-mail a week in a mutually agreed format, to a unique e-mail address. While BoatU.S. maintains control over the access, content, and frequency of the e-mail program, promotional efforts will not be unreasonably denied.

E.	West Marine shall not promote through the BoatU.S. Online Store any insurance, boat finance, towing, or other services that compete with the Association. BoatU.S. shall not promote through the BoatU.S. Online Store the sale of boating equipment or accessories not supplied by West Marine.

F.	All other sections of the Marketing Agreement apply to this joint effort to manage the BoatU.S. Online Store.

SCHEDULE A TO MARKETING AGREEMENT

DATED JANUARY 14, 2003

A company named Western Marine, in Vancouver, British Columbia, served West Marine with Cease and Desist Letters in November 2001 and February 2002, alleging trademark infringement and threatening to seek injunctive relief if West Marine opened retail stores in Canada under the West Marine tradename. Western Marine claims that it owns exclusive use rights to the name. Western Marine and West Marine have reached a tentative agreement on a settlement, with Western Marine granting West Marine a license to the trademark and West Marine agreeing to restrict certain wholesale activity in Canada.